JINAN YINQUAN TECHNOLOGY CO., LTD.  VOICE-OVER INTERNET PROTOCOL PRODUCTS TO BE INTRODUCED TO CHINA TIE TONG’S BROADBAND CUSTOMERS

China VoIP & Digital Telecom, Inc. Subsidiary Partners with Leading China Telecom Provider to Further Promote Subsidiary’s VoIP Products

HENDERSON, NV, January 10, 2007 – – –Jinan Yinquan Technology Co., Ltd., a wholly owned subsidiary of China VoIP & Digital Telecom Inc. (OTCBB:CVDT)   continues to expand its presence in China’s Voice-over Internet Protocol (VoIP) industry.  The Company today announced its relationship with China Tie Tong will be further strengthened by jointly introducing and promoting Jinan’s VoIP products and services to China Tie Tong’s broadband customer base.

“The ability to partner with one of China’s leading telecom providers provides us with the ability to fast track the marketing of our state of the art VoIP technology to a broader customer base,” said Li Kunwu. “As we continue our aggressive marketing strategy throughout the People’s Republic of China, our relationship with China Tie Tong continues to evolve.  With the additional sales staff and distribution network that is being made available to us, we are well positioned to take full advantage of the growth in the information technology and telecommunications industries in the world’s most populous nation.”

Jinan Yinquan now services three provinces and 19 cities with Shandong Province its primary base of operations.  Short- and long-term plans call for the expansion throughout China.

The Company’s proprietary NP Soft Switch IP telephone system enables users to access Voice over the Internet Protocol (VoIP) services allowing customers to use the system to make telephone calls to anyone in the world at a much lower cost than standard telephone rates.

Jinan Yinquan recently announced its new electronic fax system for enterprise business customers in partnership with China Tie Tong. Available across Shandong Province, the electronic fax service is an Internet-based fax solution that will enable enterprise businesses to send and receive faxes using existing email accounts. Unlike traditional faxing, electronic faxing is convenient, cost-effective, secure, integrated and automated.

“By partnering with China Tie Tong we tap into an organization that has more than 70,000 employees throughout the People’s Republic of China,” added Kunwu.  “We get the benefit of a huge organization and its marketing resources without major capital expenditures.”

China Tie Tong is one of the six largest basic telecom operators in China.  The company, which has 31 provincial branches and 316 municipal branches. employees approximately 72,000 people.  Its high-speed backbone optical transmission network consists of five fiber loops covering most of the cities in China’s 31 provinces and a distance of 52,000 kilometers.  During the period of 2001 to 2005 annual revenues have grown by 30 percent while fixed-line subscribers increased from 1.35 million to 16.4 million. By the end of 2005 the company had 2 million Internet subscribers and assets of 53.3 billion RMB. (For more information go to www.chinatietong.com)

About China VoIP & Digital Telecom Inc.

China VoIP & Digital Telecom Inc. offers Voice over the Internet Protocol service in the People’s Republic of China through its wholly owned subsidiary Jinan Yinquan Technology Co. Ltd.  Through Jinan Yinquan, China VoIP is well positioned to take full advantage of the tremendous economic growth currently being experienced in China.  The Company is currently marketing its NP Soft Switch system in China and is currently in the testing stage of other Information Technology products.  The Company currently has 30 employees and is located in the Shandong Province, People’s Republic of China.

More information can be found at www.chinavoip-telecom.com.

Notice Regarding Forward Looking Statements

Statements regarding the Company's business which are not historical facts are “forward-looking statements” that involve risks and uncertainties that could cause actual results to differ materially from the potential results discussed in the forward-looking statements. Forward looking statements in this press release include that the Company today announced its relationship with China Tie Tong will be further strengthened by jointly introducing and promoting Jinan’s VoIP products and services to China Tie Tong’s broadband customer base; that the ability to partner with one of China’s leading telecom providers provides us with the ability to fast track the marketing of our state of the art VoIP technology to a broader customer base; that with the additional sales staff and distribution network that is being made available to us, we are well positioned to take full advantage of the growth in the information technology and telecommunications industries in the world’s most populous nation; and that the Company’s proprietary NP Soft Switch IP telephone system enables users to access Voice over the Internet Protocol (VoIP) services allowing customers to use the system to make telephone calls to anyone in the world at a much lower cost than standard telephone rates.  Actual results may differ materially from those currently anticipated due to a number of factors as we may find that our products must compete with cheaper or better products; we may not be able to retain key employees; a bigger market may not develop for our products and we may not be able to continue to attract new customers; we may face litigation if our technology fails to work when required; our intellectual property may be attacked and defeated in court proceedings; our patent filings may be rejected by the patent offices; other companies may discover and develop better or cheaper technologies that would render our products obsolete; we may not have sufficient funding to further develop and/or market our technology; and we may face regulatory issues in trying to expand throughout China. There are also country risks associated with investing in China, including currency fluctuation, repatriation of capital, and potential regulatory hurdles. Readers are directed to the China VoIP & Digital Telecom Inc. reports as filed with the U.S. Securities and Exchange Commission from time to time, including but not limited to its 8-K filed November 13, 2006 under our prior name Crawford Lake Mining Inc. which outlined the company’s current business for further information and factors that may affect China VoIP & Digital Telecom Inc.’s business and results of operations as well as the Company’s form 10-QSB filed on December 15, 2006. China VoIP & Digital Telecom Inc. undertakes no obligations to publicly update any forward-looking statements to reflect future events or circumstances.

Contact:

Peter Nasca

Peter Nasca Associates, Inc.

954-473-0677

pnasca@pnapr.com